Exhibit 99.1

  Wild Oats Markets, Inc. Reports Second Quarter and First Half 2004 Results

    BOULDER, Colo., Aug. 3 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the second quarter and first half ended
June 26, 2004.

    Highlights

     Second Quarter Results:

     * The Company reported a 3.9 percent sales increase to $251.7 million.
     * Comparable store sales were positive 1.5 percent.
     * Net income was $0.01 per diluted share.
     * The Company opened five new stores.
     * To accelerate its growth plans, the Company raised $115 million through a convertible debentures offering, which was completed in June 2004.

    Business Developments:

     * The Company reached agreement to test two alternative retail concepts beginning in the fourth quarter of 2004:

        -- A three-to-five store test of a Wild Oats branded store-within-a-store concept with Stop & Shop Supermarket Company LLC, the largest food retailer in the Northeastern U.S.; and

        -- An online retailing test of the sale of Wild Oats private label products in the Chicago area through Peapod LLC, a leading U.S. Internet grocer.

     * Today the Company also announced a reorganization to complete the centralization of its operations, merchandising and marketing functions that will improve and streamline its operations. This reorganization will result in approximately a $500,000 restructuring charge in the third quarter and expected savings of $5 million in SG&A annually.

    Financial Results

     Net sales in the second quarter of 2004 were $251.7 million, up
3.9 percent compared with $242.3 million in the second quarter of 2003. The sales gain was driven by total square footage growth of 9.3 percent as the Company ended the quarter with 2.3 million square feet. The addition of six new stores to the Company's portfolio in the first half of 2004 more than offset the sale, conversion or closure of four stores in the year-to-date period.

    First half 2004 net sales were $515.5 million, a 7.8 percent increase compared to $478.2 million in the same period last year. In addition to the contribution from new stores, first-half sales were boosted by the positive benefit in the Company's 22 Southern California stores of the California United Food and Commercial Workers strike against conventional grocery retailers. While the strike had a positive impact on sales in the first quarter, second quarter sales in these stores were adversely affected by very aggressive promotional activity by the conventional grocers in Southern California, which contributed to softer-than-expected sales in the period.

    Comparable store sales in the second quarter of 2004 were positive
1.5 percent compared with negative 0.1 percent in the second quarter of 2003. Comparable store customer traffic in the second quarter was negative
2.9 percent and comparable store average transaction size per customer was positive 4.5 percent. Second quarter comparable store sales were negatively affected by the aforementioned post-strike promotional activity in Southern California and in other markets, as well as disruptions related to the Company's ramp-up with a new primary distributor and start-up of its new perishables distribution center in Riverside, Calif. Additionally, as the Company opened new stores in existing markets, the effect of short-term cannibalization of existing stores' sales had a negative impact on same-store sales in 10 of the Company's existing stores in the second quarter.

    "While we are disappointed with our results in the quarter, we believe that the issues affecting our business are short-term. We are confident that the steps we are taking to restructure our operations and to drive growth in our business will produce improved results over time," said Perry D. Odak, President and Chief Executive Officer of Wild Oats Markets, Inc.

    Wild Oats reported gross profit of $73.2 million in the second quarter of 2004, a 2.7 percent increase compared with $71.2 million in the second quarter of 2003. As a percent of sales, gross profit declined 30 basis points to
29.1 percent in the second quarter of 2004 compared with 29.4 percent in the second quarter last year. This decline was due to accelerated depreciation related to store and warehouse closures, start-up costs for the Company's new Riverside, Calif. distribution facility and the addition of six new stores in the first half of the year, which initially have lower margins. Wild Oats generated gross profit of $150.3 million, or 29.2 percent of sales, in the first half of 2004 compared with $142.1 million, or 29.7 percent of sales, in the comparable period last year.

    Direct store expenses in the second quarter of 2004 were $56.3 million, an
11.8 percent increase compared with $50.3 million in the second quarter of 2003. Direct store expenses as a percent of sales were 22.4 percent in the second quarter of 2004, compared with 20.8 percent in last year's second quarter. The increase in direct store expenses is attributable to higher health and workers compensation insurance costs nationwide and increased payroll related to the new stores opened in the quarter, compared to last year's second quarter. In the first six months of 2004, direct store expenses were $113.3 million, or 22.0 percent of sales, compared with $101.2 million, or 21.2 percent of sales, in the first half of 2003.

    Lower gross margins, together with higher store-level expenses related to increased benefits and insurance costs and anticipated increased payroll expenses in new stores, drove store contribution lower in the second quarter of 2004. As a result, store contribution was $16.9 million, or 6.7 percent of sales, a 19.1 percent reduction compared with $20.9 million, or 8.6 percent of sales in the second quarter of 2003. Store contribution in the first half of 2004 was $37.0 million, or 7.2 percent of sales, compared with $40.9 million (excluding a loss on the disposal of assets of $1.4 million), or 8.6 percent of sales, in the same period last year.

    Selling, general and administrative (SG&A) expenses in the second quarter of 2004 declined 14.2 percent to $14.4 million from $16.8 million in the prior year second quarter. SG&A as a percent of sales were 5.7 percent in the second quarter of 2004, compared with 6.9 percent in the second quarter of 2003. The reduction in SG&A compared to the second quarter of 2003 was largely due to better SG&A expense management. SG&A expenses in the first six months of 2004 were $29.9 million, an 8.7 percent decline, compared with $32.8 million in the same period last year.

    As a result of pressure on margins, increased direct store expenses and softer-than-expected sales in the second quarter, net income was $363,000, or $0.01 per diluted share, compared with $2.2 million, or $0.07 per diluted share in the same period last year. Net income for the first half of 2004 was $2.7 million, or $0.09 per diluted share, compared with net income of $3.6 million, or $0.12 per diluted share, in the first six months of 2003. Based on the operating results to date, the Company has revised its full-year 2004 EPS guidance to be in the range of $0.20 to $0.24 per diluted share.

    Net cash provided by operating activities increased to $23.6 million during the first six months of the year compared with $21.8 million in the same period last year. Capital expenditures were $29.5 million in the first half of 2004, compared to $13.3 million in the same period last year, as the Company invested in its new store development and remodeling programs.

    Business Developments

    In June 2004, the Company completed an offering of $115.0 million in principal amount of 3.25% Convertible Senior Debentures due May 15, 2034 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The debentures will be convertible into the Company's common stock, at the option of the holders, at an initial rate equivalent to a conversion price of $17.70 per share. The debentures may be redeemed by the Company beginning on May 20, 2011. Wild Oats Markets used a portion of the proceeds to repurchase $25.0 million of Company stock and to pay the $31.2 million outstanding balance on its credit facility. The Company currently has no outstanding borrowings on its $95.0 million credit facility.

    Using proceeds from the offering, Wild Oats will further accelerate growth to open up to 20 stores in 2005 and 40 stores in 2006 and in subsequent years. Wild Oats Markets opened five new stores in the second quarter of 2004. These included Wild Oats Natural Marketplaces in Omaha, Neb.; Salt Lake City, Utah; and Superior, Colo., as well as a new Henry's Farmers Market in Mission Viejo, Calif. and the completed conversion of a Wild Oats store to a Henry's in Phoenix, Ariz. In July, the Company opened one Wild Oats store in metropolitan Cincinnati, Ohio and plans to open three additional stores in the third quarter. Including these third quarter store openings, the Company plans to open eight new stores in the next six months. Currently Wild Oats has 27 leases or letters of intent signed for new stores opening in the remainder of this year, in 2005 and 2006.

    Wild Oats Markets is pursuing additional retail opportunities whereby it would offer its Wild Oats branded products in other retail environments. The Company has reached agreement to test two alternative retail concepts. The first, which will begin in late 2004 or early 2005, is a three-to-five store test of a Wild Oats branded store-within-a-store concept with Stop & Shop, the largest food retailer in the Northeastern U.S. Additionally, in the fourth quarter of 2004, Wild Oats will initiate an online retailing test of Wild Oats private label products in the Chicago area with Peapod, a leading U.S. Internet grocer.

    "By pursuing other, non-traditional retail channels, our business would be more diversified to drive improved value for our shareholders and both top- and bottom-line growth for our company despite external challenges, such as swings in the economy and increased competition, which face our retail stores," said Mr. Odak.

    Included in the Company's objective of strengthening its store base is the continued relocation and rationalization of stores that do not meet its strategic objectives. Wild Oats closed one store in the second quarter in Beaverton, Ore., at a location in which the lease is expiring later this year. Additionally, in the third quarter the Company will relocate its store in Colorado Springs to a recently opened store in that market.

    Today the Company announced, effective immediately, a corporate reorganization that is designed to streamline operations and achieve the benefits of centralized purchasing, merchandising and pricing. This reorganization resulted in the elimination of several senior-level positions including the position held by David Clark, General Manager of Wild Oats stores. Ed Dunlap, the Company's CFO, has been promoted to Senior Vice President of Operations for the entire Company and will continue to serve in a dual role until a new Chief Financial Officer is hired. This reorganization will result in approximately a $500,000 restructuring charge in the third quarter of 2004. With a more efficient organizational structure, the Company believes it is better positioned for growth and to take advantage of new business opportunities. As a result of completing its move to a centralized structure and prior investments in information technology, Wild Oats Markets anticipates it will realize an approximate $5 million reduction in annual SG&A expenses beginning in 2005.

    "Today's reorganization announcement was a difficult one to deliver to our staff," said Mr. Odak. "However, to be a nimble organization that can react quickly to trends in our industry and reap the benefits of our hard work over the last three years towards centralization, we felt this was the right solution. We believe we will be able to operate more efficiently, that our support services will be aligned with business objectives and that we will compete more effectively with this new, flatter organizational structure."

    Company management will host a conference call and webcast with financial analysts and investors on Tuesday, August 3, 2004 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss financial results for the second quarter and first half ended June 26, 2004. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial
(706) 634-1349. Participants should ask for the "Wild Oats second quarter 2004 earnings conference call" or reference conference ID number 8765769. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com. A replay of the conference call will be available until midnight on August 10, 2004 by dialing (800) 642-1687, domestically, or (706) 645-9291 from outside the U.S. The conference call will also be archived on the Company's website.

    About Wild Oats

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With nearly $970 million in annual sales, the Company currently operates 106 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Marketplace, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoatsinc.com.

    Risk Factors and Uncertainties

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; the cost of future store development; expected future comparable store sales, revenues and earnings per share; the success of the Company's marketing and merchandising programs; total reductions in SG&A from the Company's reorganization; and the future financial measures and the prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the Company's ability to execute on operational, marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.



     Wild Oats Markets, Inc.
     Consolidated Statements of Income
     (In thousands, except per-share amounts)
     (Unaudited)

                                            Thirteen Weeks Ended
                                          June 26,            June 28,
                                            2004                2003
                                    --------------------------------------
     Sales                          $251,697   100.0%   $242,248   100.0%
     Cost of goods sold and
      occupancy costs                178,525    70.9%    171,026    70.6%
                                    --------            --------
               Gross profit           73,172    29.1%     71,222    29.4%

     Direct store expenses            56,271    22.4%     50,327    20.8%
                                    --------            --------
               Store contribution     16,901     6.7%     20,895     8.6%

     Selling, general and
      administrative expenses         14,418     5.7%     16,797     6.9%
     Loss (gain) on disposal
      of assets                           48     0.0%       (100)    0.0%
     Pre-opening expenses              1,626     0.6%        101     0.0%
     Restructuring and asset
      impairment charges
      (income), net                      (99)    0.0%       (145)   -0.1%
                                    --------            --------
               Income from operations    908     0.4%      4,242     1.8%

     Loss on early extinguishment
      of debt                             --      --          --      --
     Interest income                     222     0.1%        179     0.1%
     Interest expense                   (540)   -0.2%       (842)   -0.3%
                                    --------            --------
               Income before
                income taxes             590     0.2%      3,579     1.5%

     Income tax expense                  227     0.1%      1,396     0.6%
                                    --------            --------
               Net income               $363     0.1%     $2,183     0.9%
                                    ========            ========
     Basic net income per
      common share                     $0.01               $0.07
                                    ========            ========
     Weighted average number of
      common shares outstanding       29,788              29,775
                                    ========            ========
     Diluted net income per
      common share                     $0.01               $0.07
                                    ========            ========
     Weighted average number
      of common shares outstanding,
      assuming dilution               30,709              30,262
                                    ========            ========

     Wild Oats Markets, Inc.
     Consolidated Statements of Income
     (In thousands, except per-share amounts)
     (Unaudited)

                                              Twenty-Six Weeks Ended
                                           June 26,              June 28,
                                            2004                  2003
                                    ----------------------------------------
     Sales                          $515,492    100.0%    $478,235    100.0%
     Cost of goods sold and
      occupancy costs                365,206     70.8%     336,154     70.3%
                                    --------              --------
               Gross profit          150,286     29.2%     142,081     29.7%

     Direct store expenses           113,314     22.0%     101,191     21.2%
                                    --------              --------
               Store contribution     36,972      7.2%      40,890      8.6%

     Selling, general and
      administrative expenses         29,939      5.8%      32,774      6.9%
     Loss (gain) on disposal
      of assets                          (22)     0.0%       1,368      0.3%
     Pre-opening expenses              2,101      0.4%       1,023      0.2%
     Restructuring and asset
      impairment charges
      (income), net                      165      0.0%      (1,881)    -0.4%
                                    --------              --------
               Income from operations  4,789      0.9%       7,606      1.6%

     Loss on early extinguishment
      of debt                             --       --         (186)      (0)
     Interest income                     408      0.1%         355      0.1%
     Interest expense                   (807)    -0.2%      (1,835)    -0.4%
                                    --------              --------
               Income before
                income taxes           4,390      0.9%       5,940      1.2%

     Income tax expense                1,670      0.3%       2,317      0.5%
                                    --------              --------
               Net income             $2,720      0.5%      $3,623      0.8%
                                    ========              ========
     Basic net income per
      common share                     $0.09                 $0.12
                                    ========              ========
     Weighted average number of
      common shares outstanding       29,982                29,739
                                    ========              ========
     Diluted net income per
      common share                     $0.09                 $0.12
                                    ========              ========
     Weighted average number
      of common shares outstanding,
      assuming dilution               30,860                30,062
                                    ========              ========

     Percentages may not add due to rounding. Certain prior period information has been reclassified to conform to the current presentation.


     Wild Oats Markets, Inc.
     Condensed Consolidated Balance Sheets
     (In Thousands)

                                   June 26, 2004          Dec 27, 2003
                                    (unaudited)
                                   ------------           ------------
     Assets
      Current assets:
       Cash and cash equivalents      $65,771               $17,400
       Inventories, net                50,925                46,621
       Accounts receivable, net         2,627                 4,038
       Prepaid expenses and other
        current assets                  9,437                 8,793
                                     --------              --------

          Total current assets        128,760                76,852

     Property and equipment, net      145,279               130,989
     Intangible assets, net           112,848               113,380
     Other long term assets            16,642                15,370
                                     --------              --------

          Total assets               $403,529              $336,591
                                     ========              ========

     Liabilities and Stockholders'
      Equity
       Current liabilities:
        Accounts payable              $74,821               $74,256
        Accrued liabilities            44,290                42,998
        Current portion of debt
         and capital leases                40                    14
                                     --------              --------

          Total current liabilities   119,151               117,268

     Long-term debt and
      capital leases                  115,192                30,179
     Other long-term liabilities       13,310                14,058
                                     --------              --------

          Total liabilities           247,653               161,505
                                     --------              --------

     Stockholders' equity:
      Preferred stock, $0.001
       par value; 5,000,000 shares
       authorized; no shares issued
       and outstanding                     --                    --
      Common stock, $0.001 par
       value; 60,000,000 shares
       authorized; 30,366,823 and
       30,063,421 shares issued            30                    30
      Additional paid-in capital      209,871               206,585
      Accumulated deficit             (29,057)              (31,777)
      Treasury stock at cost;
       1,977,800 and 0 shares         (24,999)                   --
      Accumulated other
       comprehensive income                31                   248
                                     --------              --------
      Total stockholders' equity      155,876               175,086
                                     --------              --------

     Total liabilities and
      stockholders' equity           $403,529              $336,591
                                     ========              ========


     Wild Oats Markets, Inc.
     Consolidated Statements of Cash Flows
     (In Thousands)
     (Unaudited)

                                Thirteen Weeks Ended     Twenty-Six Weeks Ended
                                June 26,     June 28,    June 26,       June 28,
                                  2004         2003        2004           2003
                                ---------------------    -----------------------
     Cash Flows From
      Operating Activities:
       Net income (loss)          $363        $2,183      $2,720         $3,623
     Adjustments to reconcile
      net income (loss) to
      net cash from operating
      activities:
        Depreciation and
         amortization            5,821         5,296      12,570         10,866
        Deferred tax expense
         (benefit)                 240         1,209       1,581          2,094
        Loss (gain) on
         disposal of property
         and equipment              48          (100)        (22)         1,368
        Noncash restructuring
         and asset impairment
         charges (income), net    (100)         (145)        127         (1,881)
        Other                       41           (82)        240            181
       Change in assets and
        liabilities, net           793         4,225       6,415          5,565
                               -------       -------     -------        -------
           Net cash provided
            by operating
            activities           7,206        12,586      23,631         21,816
                               -------       -------     -------        -------
     Cash Flows From
      Investing Activities:
       Capital expenditures    (15,849)       (7,168)    (29,498)       (13,297)
       Proceeds from sale
        of property and
        equipment                                  4         964              4
                               -------       -------     -------        -------
           Net cash used in
            investing
            activities         (15,849)       (7,164)    (28,534)       (13,293)
                               -------       -------     -------        -------
     Cash Flows From
      Financing Activities:
       Net borrowings
        (repayments) on line
        of credit              (24,179)        1,000     (30,179)        (4,100)
       Net decrease in book
        overdraft               (1,512)       (2,751)     (5,492)        (1,988)
       Repayments on notes
        payable, long-term
        debt and capitalized
        leases                     (24)           (4)        (37)       (37,098)
       Proceeds from
        long-term debt         115,150                   115,150         37,879
       Purchase of
        Treasury Stock         (24,999)           --     (24,999)            --
       Payment of debt
        issuance costs          (3,636)                   (3,636)          (721)
       Proceeds from
        issuance of
        common stock               772           858       2,552          1,343
                               -------       -------     -------        -------
           Net cash provided
            by (used in)
            financing
            activities          61,572          (897)     53,359         (4,685)
                               -------       -------     -------        -------
     Effect of exchange rate
      changes on cash              (59)           98         (85)            70
                               -------       -------     -------        -------
     Net increase in cash
      and cash equivalents      52,870         4,623      48,371          3,908
     Cash and cash
      equivalents at
      beginning of period       12,901        10,652      17,400         11,367
                               -------       -------     -------        -------
     Cash and cash
      equivalents at end
      of period                $65,771       $15,275     $65,771        $15,275
                               =======       =======     =======        =======

     Certain prior period information has been reclassified to conform to the current presentation.

SOURCE  Wild Oats Markets, Inc.
    -0-                             08/03/2004
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoatsinc.com /
    (OATS)

CO:  Wild Oats Markets, Inc.
ST:  Colorado
IN:  SUP FOD REA HOU
SU:  ERN RCN CCA MAV